UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On Wednesday June 26, 2013, at 9:00 a.m. Eastern Daylight Time, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 21, 2013.

A script of the call follows:

Hello and good morning. This is David Gladstone, Chairman.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Investment Corporation, common stock NASDAQ trading symbol (GAIN) and preferred stock NASDAQ trading symbol (GAINP).

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at our office in McLean, Virginia, and say hello. You will see some of the finest people in the business.

We also invite you all to come to the shareholders meeting on August 8, 2013 at 11 a.m. at the Hilton McLean Tysons Corner, located at 7920 Jones Branch Drive, in McLean, Virginia.

If you are not coming, then please vote your shares using your proxy so that we get the votes in.

There are 4 ways you can vote:

•	By mailing in your proxy card.

•	By calling 800-690-6903 (however, if you call, you need your proxy card with the proxy control number to give to the operator).

•	By going to www.proxyvote.com and voting on-line. You can go to our web site and vote on-line there too, www.GladstoneInvestment.com. Again, you will need your proxy control number.

•	You can vote by calling your broker and they will help you get your vote in.

Regulations only allow your broker to vote your shares for you on routine matters – incidentally, none of the matters to be voted upon at this meeting are routine. Thus, your broker may not vote any of your shares for you. As a result, the cost to your Company to round up the votes by calling and asking shareholders to vote their shares to ensure a quorum is now a major expense. And that takes away dollars that could otherwise be paid in distributions to shareholders.

Before I begin I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk factors” in all of our Form 10-K fillings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneInvestment.com and the SEC’s web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Again, thank you all for calling in.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2013, at the end of July, so I will not be able to answer questions about the 10-Q we are planning to file for that quarter on this call. Look for that press release, or better yet, go to our website and sign up for email notification of events at the Company so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

I can report to you that our fund is performing well and has had a lot of recent activity. You may have seen in our recent press releases that we have invested an aggregate of $35.4 million in three new companies since our fiscal year ended March 31, 2013. We also expanded our line of credit by 50% to $105 million by adding two more lenders. We are excited about all of this positive activity, but please do not ask any questions about the earnings for the June quarter because until we release our quarterly numbers, I cannot discuss them at all.

I can also tell you that we will have our board meeting in the first half of July and I expect our board to declare our monthly distributions as we have done before.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1. First, we are asking you to re-elect three directors and elect one director that was previously elected to our Board by the existing directors to fill a vacancy created when our Board was expanded in October 2012. This year, like last year, we have one director on the ballot that will represent preferred shareholders and will be elected solely by the preferred shareholders. The election of directors is something we do every year.

2. Second, we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below the then current net asset value per share. Many Business Development Companies or BDCs are asking shareholders to do this because almost all the BDCs stock prices are below net asset value per share.

As you all know, our fund pays out approximately 98% of our income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity or debt. We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio) so none of the companies like ours are highly leveraged. And that is a good thing.

To grow the assets and earnings of our fund, we will need to raise equity in the future.

We need your vote to put in place the ability to sell shares at below net asset value in order not to do a rights offering. Otherwise, with the stock price so low it is not possible in the current environment except by doing a rights offering. And rights offerings are very expensive because the short sellers come in and knock down the stock. We had that happen to us in 2008, so we do not want to do that except in an emergency.

Doing overnight offerings works well and does not let the short seller come in and push down the stock price. But to do an overnight offering we need your approval to sell at below net asset value. Net asset value per share at March 31, 2013 was $9.10, versus the closing stock price yesterday of $7.18, so we are at approximately 79% of net asset value today.We asked you to do this each of the last five years and you gave us that ability. We have only used this ability once, in October 2012, when we saw a compelling reason to raise equity and conducted an overnight offering of common stock at a public offering price below the net asset value per share. That equity offering has and will allow us to grow the portfolio by making new investments, generate additional income through these new investments, provide us additional equity capital to help ensure continued compliance with regulatory tests and allow us to increase our debt capital, like we have with the 50% increased commitment on our line of credit, while still complying with our applicable debt to equity ratios. The net dilutive effect of the issuance of common stock in October 2012, net of expenses, to net asset value per share, was $0.31, or 3.47%, per share of common stock. We issued 4.4 million shares of common stock, or 19.9% of our then outstanding shares of common stock, with net proceeds to the Company, after deducting underwriting discounts and offering expenses borne by us, of $31.0 million.

Let me add one other item. We have not discussed nor do we have a plan to sell stock today at this low stock price unless it is very necessary or there was some other good reason. But if the stock again was selling at something near net asset value then it could again be advantageous to raise some equity as that would not cause severe dilution of our existing shareholders and it would permit the fund to grow and hopefully increase the dividend.

We need to have this proposal pass so we have an alternative to a rights offering. Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a dividend and not spend it on efforts like this.

Our dividend, by the way, has been $0.05 per month, a run rate of $0.60 per year. The board will meet the first part of July to vote on declaring the dividend for July, August and September.

As far as we can see the economy is in a slow recovery period. Like many companies, some of our portfolio companies have not seen an increase in revenues or in backlogs; however, some others are seeing good increases and a few others are seeing great increases. It is a very uneven economy.

But we can only see a couple of quarters out so we want to be careful. We are stewards of your money. We will stay the course and continue to be conservative in our investment approach, while delivering shareholder value in your investments in us.

We invite you all to come to the shareholders meeting on August 8, 2013 at 11 a.m. at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia, 22102. We would like to see you all and talk about the Company at that meeting. If you are not coming or even if you are, please vote your shares of stock so that we can move forward with our investing strategies and growing the business. You can vote any of the 4 ways we discussed earlier: by mailing in your proxy, by calling your broker, by calling 800-690-6903, but you have to have your proxy card with the proxy control number to vote by phone and by going to www.proxyvote.com, again with your proxy card and proxy control number.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the Company.

That is the end of the call.